Exhibit 10.30

February 1, 2010

John Dandolph

Dear John,

We are pleased to offer you the position of President & CEO Asia Pacific at Momentive Performance Materials located in Shanghai, CN. This offer is at a base salary of $275,000 USD and will report to Jon Rich, President & CEO. This quoted rate is for convenience and is not intended as a guarantee of employment for any fixed period. You will also be eligible for a 2010 bonus plan in which you will have a target bonus of 40% percent of your salary. The effective date of this offer is February 1, 2010.

The expected duration of this assignment is 3 years, however, the nature of your assignment is indefinite and may be shortened or extended at any time. The administration of your salary, benefits and foreign service allowances will be through Momentive Performance Materials USA Inc and Cartus, our Expatriate Administration provider. Your status will continue to be that of a Momentive Expatriate Employee. You will continue to be eligible to participate in your U.S. home country benefits and will be paid by U.S. payroll.

This expatriate offer includes the elements listed below. You will receive an updated “Compensation Worksheet” document which includes detailed information regarding your Expatriate package elements. This Compensation Worksheet will also be used going forward as a guide to administer your payroll and Expatriate package elements.

•	Balance sheet approach to housing, cost of living and personal income tax differentials.

•	Tax equalization for a home country of the United States and a host country of China.

•	Housing and utilities will be paid directly by Momentive.

•	Transportation - a car and driver will be provided to you per the host country transportation guidelines. You will be required to pay a car contribution in the amount of $280.00 USD per month.

•	Participation in Momentive's Global Health Plan.

•	You will be required to pay a housing & utilities employee contribution.

•	Home leave expenses

•	Tax preparation fees for all years in which you work in China. These tax services will be provided by E&Y, Momentive's preferred tax service provider.

•
Repatriation - Following completion of your assignment in China, Momentive will pay for necessary and reasonable expenses per the Expatriate Policy in effect at the time of repatriation. This would apply whether you return to your home country or to another Momentive location. In the event that you resign from Momentive or are discharged for cause, Momentive will not be obligated to reimburse you for expenses incurred in connection with your return to your home country or another location.

We are looking forward to your contributions to our organization.

Very truly yours,

/s/ Ed Stratton

Ed Stratton
Human Resources Leader
Momentive Performance Materials

Please confirm your acceptance of this offer by signing and emailing a copy of this letter to Jodi Boffard (jodi.boffard@momentive.com).

/s/ John Dandolph
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John Dandolph - Accepted